Exhibit 10.41

Loan Contract (medium-term) (the “Contract”)

Serial Number: 2009 Shangrao Jinko Borrowing No. 2

Borrower	: Jinko Solar Co., Ltd. (the “Borrower”)
Business License No.	: 361100520000106
Legal Representative	: Li Xiande
Address	: No. 1, Jingke Avenue, Shangrao Economic Development Zone
Post Code	: 334000

Financial Institution for Account Opening and Account Number	: Bank of China, Shangrao Branch, 739153091438091001

Tel	: 0793-8461399
Fax	: 0793-8461152

Lender	: Bank of China, Shangrao Branch (the “Lender”)
Principal	: Wang Ping
Address	: No. 43, Shengli Road, Shangrao City, Jiangxi Province
Post Code	: 334000
Tel	: 0793-8300659
Fax	: 0793-8300494

The Borrower and the Lender (together with the Borrower, the “Parties” and each, a “Party”) agree that the Lender issues a short-term loan (RMB) to the Borrower and hereby enter into this Contract through equal negotiation.

Article 1	Amount of the Loan

Amount of the loan: (in words) RMB: (In Arabic numbers) RMB: 30,000,000

Article 2	Term of the Loan

Term of the loan: 36 months from the actual withdrawal date; for installment withdrawal, 12 months from the first actual withdrawal date.

The Borrower shall strictly comply with the withdrawal date. If the actual withdrawal date is later than the date stipulated in this Contract, the Borrower shall repay the loan according to the date stipulated in this Contract.

Article 3	Purpose

The loan herein is intended for the following purposes: Medium-term circulating fund.

Without the Lender’s written consent, the Borrower shall not divert the loan proceeds, including but not limited to investing the loan proceeds in stock and other securities, in project forbidden or unauthorized by any laws, regulations, regulatory rules and policies, or in any other project that loan proceeds may not be invested.

Article 4	Interest Rate and Interest Calculating and Settlement

	1.	Interest Rate

The loan interest rate shall adopts the interest rate in Item (2) below:

		(1)	Fixed interest rate with an annual rate of - %. The rate is fixed during the term of this Contract.

		(2)	Floating interest rate with a period of 12 months.

The rate shall be adjusted every 12 months from the actual withdrawal date (for installment withdrawal, from the first actual withdrawal date). The interest adjusting date shall be the corresponding day as the actual withdrawal date in the adjusting month; if there is no corresponding day in the adjusting month, then the last day of the adjusting month shall be deemed as the adjusting date.

			A.	The first-term interest rate is the interest rate 10% floating up/down (alternative) of the loan standard rate in three-year term issued on the actual withdrawal date by Bank of China.

		B.	After one floating period expired, the interest rate of next floating period shall be the interest rate 10% floating up/down (alternative) of the loan standard rate at the same level issued by Bank of China on adjusting date.

2.	Interest Calculation

The interest shall be calculated based on actual withdrawal amount and actual borrowing days from the actual withdrawal date.

Formula of interests calculation: interests = principal × actual borrowing days × daily interest rate.

A term of 360 days shall be deemed as the calculation base of daily interest rate, and the formula is: daily interest rate = annual interest rate/360.

3.	Interests Settlement

The Borrower shall settle the interests according to the Item (1) as follows:

	(1)	Quarterly settlement: the 20th day in the last month of each quarter is the interests settlement date and the 21st day of that month is the interests payment date.

	(2)	Monthly settlement: the 20th day of each month is the interests settlement date and the 21st day of that month is the interests payment date.

If the last principal repayment date is not on the interests payment date, the last principal repayment date shall be deemed as the interest payment date, and the Borrower shall pay all the interests payable.

4.	Penalty Interests

	(1)	If the Borrower fails to repay the loan on due date, the overdue penalty interest rate shall apply to the overdue period until all the principal and interests are repaid.

The overdue penalty interest rate is 150% of the interest rate stipulated in Section 1 of Article 4.

(2) If the Borrower diverts the loan proceeds, the divert penalty interest rate shall apply to the diverted part for the diverted period until all the principal and interests are repaid.

The diverted default rate is 100% more than the interest rate stipulated in Section 1 of Article 4.

(3) For loan overdue and diverted, the diverted penalty rate shall apply.

(4) If the Borrower fails to pay the interests on time, the interests shall be settled according to Section 3 of Article 4. If during the loan term, the compound interests shall be calculated and collected by the interest rate stipulated in Section 1 of Article 4; if the loan is overdue, the compound interests shall be calculated and collected by the penalty interest rate stipulated in Section 4 of Article 4.

(5) If the loan interest rate is adjusted, the default interests and compound interests shall be calculated respectively in different interest rate for different periods as separated by the adjusting date.

Article 5	Withdrawal Conditions

Withdrawal conditions are as follows:

	1.	This Contract and its attachment come into force;

	2.	The Borrower provides security interest required by the Lender, and the contract regarding the security interest comes into force and all the legal authorization, registration and documentation procedures regarding the contract are completed;

	3.	The Borrower reserves all the documents, bills, seals, personnel lists and signature samples regarding executing and performing the Contract, and completes all the relevant certifications;

	4.	The Borrower opens an account necessary for performing this Contract required by the Lender;

	5.	The Borrower delivers a written application for withdrawal and relevant certificates for usage of loan proceeds 3 banking days before withdrawal, and processes with relevant withdrawal procedures;

	6.	The Borrower delivers to the Lender the resolutions and authorizations regarding executing and performing this Contract issued by the board of directors or other authorized departments;

	7.	The amount of withdrawal application is within the Lender’s credit quota;

	8.	Other withdrawal conditions stipulated by laws or agreed by the Parties.

Unless agreed otherwise, if the Borrower fails to meet the aforesaid withdrawal conditions, the Lender may reject the Borrower’s application.

Article 6	Withdrawal Time and Manner

	1.	The Borrower shall withdraw by the time and manner according to the Item (2) as follows:

(1) One-time withdrawal on - MM, - DD, - YYYY.

(2) Withdrawal time: within 180 days after October 20, 2009

(3) Installment withdrawal by the following time schedule:

Withdrawal time	Withdrawal amount
—	—
—	—
—	—

2.	If the Borrower fails to withdraw within the aforesaid time, the Lender may reject the withdrawal application of the Borrower.

If the Lender agrees to grant the loan, the Lender has the right to collect the undertaking fees, 0.05% of the delayed part; if the Lender refuses to grant the loan, the Lender has the right to collect the undertaking fees, 0.05% of the non-granted part.

Article 7	Repayment

	1.	The Borrower shall repay the loan under this Contract according to Item 2 as follows, unless otherwise agreed by the Parties:

		(1)	Repay the loan fully within the term herein.

		(2)	As this loan is part of the RMB180 million loan arrangement applied on July 16, 2009, loan repayment shall be in installments according to the following repayment schedule:

Repayment time	Repayment Amount
July 2011	RMB20,000,000
July 2012	RMB10,000,000

If the Borrower need to change the aforesaid repayment schedule, the Borrower shall deliver a written application to the Lender 15 banking days in advance of the due date, and the changed repayment schedule is effective upon written confirmation by the Parties.

2.	Unless otherwise agreed by the Parties, if both the principal and the interests are overdue, the Lender is entitled to decide on the sequences for repaying the principal or the interests; under the condition of installment repayment, if several mature installments and overdue installments exist under this Contract, the Lender is entitled to decide the sequences for repaying any installment; if several outstanding loan contracts exist between the Parties, the Lender is entitled to decide the sequences for repaying any contract.

3.	Except as otherwise agreed by both Parties, the Borrower can prepay with written notice to the Lender at least 15 banking days in advance. The prepaid amount shall be used to repay the last mature loan in reverse order.

The Lender is entitled to charge compensation 0.05% of the prepaid loan.

4.	The Borrower shall repay the loan according to the Item (1) as follows:

(1) The Borrower shall deposit sufficient amount in the repayment account at least 3 banking days of the due date. The Lender is entitled to deduct the repayment amount from the account

Name of repayment account	: Jinko Solar Co., Ltd.
Account No.	: 739153091438091001

(2) Other manners for repayment agreed by the Parties:
-

Article 8	Security Interest

	1.	The security interest under this Contract is:

(1) Jinko Solar Co., Ltd. provides 2009 Shangrao Jinko Mortgage No. 2

(2) Li Xiande, Chen Kangping and Li Xianhua provide personal unlimited liability guarantee, and execute relevant maximum guarantee contract (Serial Number: 2009 No. 1, No. 2 and No. 3).

	2.	If any event occurs to the Borrower or guarantor, and cause the Lender believe that it may affect the performing capability of Borrower or the guarantor; or the guarantee contracts are deemed as invalid, withdrawn or released; or the performing capability of the Borrower or guarantor may be affected due to the deterioration in their financial situation, the Borrower and the guarantor are involved in substantial lawsuit or arbitration and other reasons; or the guarantor breaches the guarantee contracts or other contracts with the Lender; or the collateral value decreases or lost due to the devaluation, damage, lost or closed down of the collateral; the Lender may require, and the Borrower shall provide new guarantee or change the guarantor under this Contract.

Article 9	Insurance (This is an optional clause. 2 of the following is selected: (1) Applicable; (2) Not Applicable)

The Borrower shall obtain insurance acceptable by the Lender from the insurer, against the risks of damages to or losses of the equipment as well as the risks during the period of project construction, goods transportation or project operation in relation to the project or trade under this Contract, in the amount not less than the principal of the loan, while in compliance with the requirement of the Lender.

The Borrower shall submit the original policy to the Lender within 1 day after this Contract takes effect. The Borrower may not discontinue the insurance for any reason before the principal of the loan, the interests and related fees and expenses under this Contact have been repaid in full. If the Borrower discontinues the insurance, the Lender shall have the right to continue the insurance or to take out insurance on behalf of the Borrower at the expenses of the Borrower. The Borrower shall indemnify the Lender from any losses arising out of the discontinuance of the insurance.

The Borrower shall notify the Lender in writing within three (3) days from the date it knows or ought to know the occurrence of the insured event and claim against the insurer in accordance with the provisions of the policy. If the Borrower fails to notify the Borrower or make claims on a timely basis or to perform the obligations under the policy, it shall indemnify the Lender for any losses incurred therefrom.

Unless otherwise agreed, the insurance proceeds shall be first used to repay the principal and interests of the loan and other fees and expenses payable.

Article 10	Representations and Undertakings

	1.	The Borrower hereby represents that:

		(1)	The Borrower is legally registered and operated, and has the civil legal capacity to execute and perform this Contract;

		(2)	The Borrower executes and performs this Contract out of true intension, obtains all legal and effective authorizations required by the Borrower’s articles of association and bylaws, and is not in violation of any binding agreements, contracts, or other legal documents. The Borrower has obtained or will obtain all the required approval, consent, documentation or registration for executing and performing this Contract;

		(3)	All the documents, financial statements, certifications and other information provided by the Borrower to the Lender under this Contract are true, complete, accurate and effective;

		(4)	The transaction background that the Borrower represents to the Lender is real and legal, not for any illegal purposes such as money laundering;

		(5)	The Borrower does not conceal any fact that may affect the Borrower’s and the guarantor’s financial condition or performance capability;

		(6)	Other items represented by the Borrower: -

	2.	The Borrower hereby undertakes that:

		(1)	The Borrower shall deliver the financial statement (including but not limited to annual, quarterly and monthly report) and other relevant documents to the Lender regularly and timely in accordance with the requirement of the Lender;

(2)	If the Borrower has executed or will execute with the guarantor of this Contract a counter-guarantee agreement or similar agreement regarding its guarantee obligation under this Contract, this counter-guarantee agreement or similar agreement will not compromise any Lender’s right under this Contract;

(3)	The Borrower shall accept the credit inspection and supervision from the Lender, and provide sufficient assistance and cooperation;

(4)	The Borrower shall inform the Lender timely if any event that may affect the financial condition and performing capability of the Borrower and guarantor occurs to the Borrower or guarantor, including but not limited to any changes of business forms such as separation, combination, joint operation, joint venture with foreign enterprise, cooperation, contracted management, reconstruction, reorganization of limited company, planned offering and listing; decrease of registered capital, transfer of substantial assets or equity interest, undertaking of substantial debt; or any new substantial mortgage is set up on the collateral, or the collateral is closed down, or in dissolution, revocation or involuntary bankruptcy; or involved in substantial lawsuit or arbitration; or any difficulties in operation and deterioration in financial situation; or the Borrower is in violation of any other contracts; if any aforesaid event will adversely affect the Borrower’s debt repayment capability, the Borrower shall obtain the approval from the Lender in advance;

(5)	The loan between the Parities is superior to the loan from the Borrower’s shareholders to the Borrower, and shall not be subordinate to any other similar loans from other lenders to the Borrower;

(6)	If the net profit after tax in relevant fiscal year is zero or negative, or the profit after tax is insufficient to make up the accumulated loss of past fiscal years, or the profit before tax are not used to discharge any principal, interests, fees payable by the Borrower in the current fiscal year, or the profit before tax is insufficient to repay the principal, interests and fees of the next fiscal year, the Borrower may not distribute the dividend or bonus to the shareholder in any manners;

(7) The Borrower shall dispose the assets in a manner that will not reduce its repayment capability. The Borrower undertakes that the total amount of the Borrower’s external guarantee is equal or less than 50% of its net asset, and the total amount of external guarantee as well as the amount of each guarantee may not surpass the restrictions in articles of association;

(8) Other items undertaken by the Borrower: The loan proceeds shall only be used for the Borrower’s normal circulating fund, and may not be used to pay any fixed assets, such as equipment in any manners. All the relevant settlement business under credit facility shall be the dealt by the Lender. Moreover, the settlement share and deposit share of the Borrower shall be no less than the credit facility share of the Lender.

Article 11.	Disclosure of the Affiliated-Party Transaction within the Borrower’s Group

The Borrower is identified by the creditor as the group client in accordance with the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients. The Borrower shall report to the Lender the particulars of the affiliated-party transactions with the amount accounting to 10% of its net assets on a timely basis, including without limitation the relationship of the affiliated parties to the transaction, items and nature of the transaction, amount of the transaction or the corresponding proportion and pricing policy (including those transactions without amount or without nominal amount only).

The Lender shall have the right to decide at its sole discretion to stop extending the loan not used to the Borrower and to collect part or all of the principal and interests of the loan ahead of agreed time if the Borrower uses the false contract entered into with the affiliated party or discounts on or pledges claims such as notes receivable or accounts receivable without actual transaction background to cheat the bank of capital or credit; conducts material merger, acquisition and restructuring and other activities which the Lender believes might affect the safety of the loan; evades the repayment of the loan by way of affiliated party transaction; or any other events set forth in Article 18 of the Guideline.

Article 12	Breach and Settlement

The Borrower shall be deemed as breach of the Contract under any of the following circumstance:

	1.	The Borrower fails to repay the loan according to the stipulations of the Contract;

	2.	The Borrower fails to use the loan proceeds in a way stipulated by this Contract;

	3.	The Borrower provides an untrue representation or violates the undertaking in this Contract;

	4.	If any circumstance under Item 4 of Section 2 of Article 9 arises, and the Lender believes that may affect the financial condition and performing capability of the Borrower or guarantor, but the Borrower refuses to provide new guarantee or change a guarantor according to this Contract;

	5.	The Borrower violates other stipulations regarding the Parties’ rights and obligations in this Contract;

	6.	The Borrower violates other stipulations under other contract between the Borrower and the Lender, or the Borrower and other institutions of Bank of China;

	7.	The guarantor violates the stipulations of the guarantee contract, or any default events arise under other contract between the guarantor and other institutions of Bank of China;

	8.	The Borrower closes down or is dissolved, withdraw or bankrupted.

When the aforesaid breach arise, the Lender may take any or all measures as follows:

	1.	Require the Borrower and guarantor to rectify the breach within time limit;

	2.	Decrease, suspend or terminate all or part of the credit lines of the Borrower;

	3.	Suspend or terminate all or part of the business application (such as withdrawing) of the Borrower under this Contract or other contracts between the Borrower and the Lender; partly or totally suspend or terminate to grant and transact the unissued loan and trade financing;

	4.	Declare that all or part of the unpaid loan/principal and interests of trade financing as well as other account payable of the Borrower under this Contract and other contracts between the Borrower and the Lender shall become due immediately;

	5.	Terminate or withdraw this Contract, partly or totally terminate or withdraw other contracts between the Borrower and the Lender;

	6.	Require the Borrower to compensate the Lender for the Lender’s loss caused by the Borrower’s breach;

	7.	Deduct from the Borrower’s account which is opened in the Lender or other institutions of Bank of China with notice before or after the deduction, so as to discharge all or part of the loan under this Contract. The undue deposit in the account shall be deemed to become due in advance. Any currency in the account differing from the quote currency of Lender shall be converted on the applicable quoted exchange rate when deducting;

	8.	Realize the mortgage or the pledge interest;

	9.	Realize the personal guarantee interest;

	10.	Other measures deemed necessary by the Lender.

Article 13	Reservation of right

Any failure to perform all or part of his right under this Contract, or require the other Party to perform or assume all or part of the obligation and responsibilities shall not be deemed as a waiver of the right or release of the obligation and responsibilities.

Any tolerance, grace or postponement for performing the rights under this Contract of one Party shall not affect his rights stipulated by this Contract, laws and regulations, and shall not be deemed as a waiver of this right.

Article 14	Alteration, amendment and termination

This Contract can be altered and amended in written form through negotiation of the Parties, and any alternation and amendment shall be deemed as an integral part of this Contract.

This Contract may not be terminated until all the rights and obligations are fully preformed, unless otherwise stipulated in laws and regulations or agreed by the both Parties.

Any invalid terms in this Contract shall not affect the legal validity of other terms, unless otherwise specified in laws and regulations or agreed by Parties.

Article 15	Governing law and dispute settlement

Any dispute and controversy arising out of execution, performance of or in connection with this Contract may be resolved through negotiation. In case the negotiation does not reach a resolution, any Party can resolve the dispute and controversy in accordance with Item 2 of the following:

	1.	Submit the dispute to - arbitration committee for arbitration;

	2.	Bring a lawsuit before the people’s court where the Lender or other institutions of Bank of China performing rights and obligations under this Contract and single contract domicile;

3.

Bring a lawsuit before the people’s court that have jurisdiction over the lawsuit.

In the course of dispute settlement, the Parties shall continue to perform other terms of this Contract that are not affected by the dispute.

Article 16	Fees

Unless otherwise provided in laws or agreed by both Parties, the Borrower shall be responsible for all the expenses (including but not limited to attorney fees) arising from execution and performing of this Contract or resolving the dispute under this Contract.

Article 17	Annex

The following annexes and other annexes agreed by both Parties are integral parts of this Contract, and have the same legal force with this Contract.

	1.	Withdraw Application

	2.	Loan receipt

Article 18	Miscellaneous

	1.	The Borrower shall not transfer any rights and obligations under this Contract to the third party without written consent of the Lender.

	2.	If the Lender entrust other institutions of Bank of China to perform the rights and obligations or have other institutions of Bank of China to undertake and manage the loan business under this Contract for business need, the Borrower shall agree with the entrustment or undertaking. Other institutions of Bank of China that are authorized by the Lender or that undertake and manage the loan business are entitled to all the rights under this Contract and may submit any dispute under this Contract to the arbitration committee.

	3.	This Contract is legally binding on both Parties and their successors and assignees without prejudice to other provisions of this Contract.

	4.	Unless otherwise agreed by the Parties, the addresses provided in this Contract of both Parties shall be deemed as the contact address. If there is an alternation of the address of one Party, that Party shall notify the other Party in writing immediately.

	5.	All the transactions under this Contract are carried out for each Party’s independent benefit. If any Party of the transactions besides the Lender become a related party of the Lend according to relevant laws, regulations and regulatory requirements, no Party may seek to affect the fairness of the transactions out of this related-party relationship.

	6.	The title and business name in this Contract is used only for convenient reference, which shall not be used to interpret the terms or the rights and obligations of both Parties.

Article 19	Effectiveness of the Contract

This Contract shall come into force from the date of signing and sealing by legal representatives (principals) or authorized signatories of the Parties.

This Contract is in sextuplicate. Each Party holds one copy. Each copy has the same legal force.

Borrower: Jinko Solar Co., Ltd.		Lender: Bank of China, Shangrao Branch

Authorized Signature:	/s/ Fawan Wang	Authorized Signature:	/s/ Xianfeng Feng

Date: October 21, 2009		Date: October 21, 2009